EXECUTION COPY

TRANSITION AGREEMENT

This TRANSITION AGREEMENT (“Agreement”) dated April 28, 2010 is made by and between Nu Horizons Electronics Corp., a Delaware corporation (the “Company” and, together with its subsidiaries and affiliates, the “Group”), and Arthur Nadata (“Executive”).

RECITALS

WHEREAS, the Company and Executive are parties to an Employment Agreement dated September 13, 1996 (as amended from time to time, the “Employment Agreement”) and a Change of Control Agreement dated September 13, 1996 (the “Change of Control Agreement”);

WHEREAS, in anticipation of Executive’s retirement from the Company, the parties wish to ensure an orderly and smooth transition of Executive’s duties and responsibilities to Executive’s successor; and

WHEREAS, Executive and the Company are entering into this Agreement to confirm their mutual understanding and expectations relating to such transition.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Executive and the Company hereby agree as follows:

1.           Phased Transition Periods; Position during Transition Periods.

(a)         First Transition Period. Until May 2, 2010 (“First Transition Period”), Executive shall continue in his current position as Director, Executive Chairman of the Board and interim Chief Executive Officer of the Company. At the end of the First Transition Period, Executive will resign from any and all (i) officer level positions he holds within the Group (including as Chief Executive Officer) and (ii) fiduciary positions (including as trustee) Executive holds with respect to any pension plans or trusts established by the Group. This Agreement shall serve as Executive’s irrevocable notice to the Board of Directors of the Company and each member of the Group of such resignations.

(b)         Second Transition Period. Effective May 3, 2010, Executive shall have the position of Director and serve as its Non-Executive Chairman, provided that such service remains subject to the determination of the Board, from time to time, consistent with the Board’s exercise of its fiduciary duties and responsibilities under the Company’s Articles of Incorporation, By-laws and applicable law. In addition, from May 3, 2010 through July 28, 2010 (“Second Transition Period”), Executive shall remain an employee of the Company. At the end of the Second Transition Period, Executive’s employment with the Company shall terminate.

(c)         Third Transition Period and Fourth Transition Period. From July 29, 2010 through November 30, 2010 (“Third Transition Period”) and December 1, 2010 through February 28, 2011 (“Fourth Transition Period”), Executive shall have the position of Director and serve as its Non-Executive Chairman, provided that such service remains subject to the determination of the Board, from time to time, consistent with the Board’s exercise of its fiduciary duties and responsibilities under the Company’s Articles of Incorporation, By-laws and applicable law.

(d)         Subsequent Period. Following the Fourth Transition Period, Executive will continue as a Director until the date of the Company’s 2011 Annual Meeting of Stockholders.  In connection with such Annual Meeting, the Governance Committee will recommend the nominees for election by the stockholders, which may, subject to the determination of the Governance Committee consistent with the exercise of its fiduciary duties and responsibilities, include Executive.

2.           Duties and Responsibilities during Transition Periods. During the Transition Periods, Executive agrees to perform the following services, as requested from time to time by the Board of Directors of the Company and / or the new Chief Executive Officer of the Company: (i) advising, orienting and helping integrate the new Chief Executive Officer into the business and operations of the Group, (ii) introducing the new Chief Executive Officer to suppliers, customers, employees and other constituents of the Group, (iii) ensuring a smooth transition of Executive’s day-to-day responsibilities, professional relationships and industry know-how to the new Chief Executive Officer, and (iv) providing such other services as reasonably requested from time to time. Executive agrees to use good faith efforts to perform the transition services to the best of his ability, and in a timely and professional manner. Executive understands and agrees that the transition services may entail a reasonable amount of business travel. Without limiting the foregoing, Executive acknowledges his fiduciary duties and responsibilities to the Group during the Transition Periods and Executive unconditionally agrees to abide by such fiduciary duties for so long as he owes them.

3.           Remuneration.

(a)         Compensation and Benefits Continuation through Second Transition Period. During the First Transition Period and the Second Transition Period, Executive will continue to receive his current base salary and continue participation in the Company’s employee benefit programs, on the same basis as of the date hereof (subject to the terms of the applicable programs).

(b)         Compensation during Third Transition Period. During the Third Transition Period, Executive will receive $137,500, consisting of a prorated director retainer (i.e., through the end of the Company’s current fiscal year) and an amount to compensate for the anticipated quantum and quality of transition services to be rendered by Executive. This amount will be paid in four equal monthly installments in August, September, October and November 2010.

(c)         Compensation during Fourth Transition Period. During the Fourth Transition Period, Executive will receive $37,500, which will be paid in three equal monthly installments in December 2010, January 2011 and February 2011.

(d)         Special Success Bonus. At the end of the Fourth Transition Period, Executive will be eligible to receive a special cash bonus of up to $50,000, if the Compensation Committee, in its sole discretion, determines that Executive has faithfully supported the successful integration of the new Chief Executive Officer into the business and operations of the Group.

(e)         Compensation after the Fourth Transition Period. Following the Fourth Transition Period, Executive will receive $10,000 per month (prorated for any partial months) for his service as Non-Executive Chairman of the Board until the Company’s 2011 Annual Meeting of Stockholders; if, at said Annual Meeting, Executive is reelected by the stockholders to the Board, and if, subject to the discretion of the Board, Executive continues his service as Non-Executive Chairman of the Board, Executive will receive $10,000 per month (prorated for any partial months) until (and only until) the Company’s 2012 Annual Meeting of Stockholders for such service as Non-Executive Chairman of the Board.

(f)         Equity Awards. On the business day following the execution and delivery of this Agreement, the Board will grant to Executive options to acquire an aggregate 200,000 shares of the Company’s common stock (the “Stock Options”) under the 2000 Key Employee Stock Option Plan and 2002 Key Employee Stock Incentive Plan. The terms and conditions related to the Stock Options will be determined by the Compensation Committee and set forth in the stock option agreement granting such Stock Options.

(g)         Director Stock Option Award. Pursuant to the automatic grant provisions of the 2002 Outside Directors’ Stock Option Plan, Executive may be eligible to receive an award of 15,000 stock options (with a fair market value exercise price) during the Third Transition Period.

4.           Other Benefits.

(a)         Health Benefits. During the First and Second Transition Periods, Executive will be eligible to participate in the Company’s medical benefit plans on the same basis as of the date hereof. However, beginning with the Third Transition Period, Executive and his spouse will be eligible to maintain employee health and dental insurance benefits under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), provided that Executive timely elects COBRA coverage and his spouse timely elects an extension of COBRA coverage at the time Executive becomes eligible for Medicare benefits. The Company will reimburse Executive, on an after-tax basis, for the premiums paid by Executive during the COBRA continuation period until such time Executive and his spouse become eligible for Medicare benefits (as contemplated by the Consulting Agreement (defined below)).

(b)         Consulting Agreement. Immediately following the Fourth Transition Period (i.e., March 1, 2011), Executive and the Company will enter into a Consulting Agreement substantially in the form attached as Exhibit A to the Third Amendment to the Employment Agreement of even date herewith (the “Consulting Agreement”).

(c)         Executive Retirement Plan. Immediately following the Fourth Transition Period (i.e., March 1, 2011), Executive shall be deemed to have effected a “Retirement” pursuant to the Nu Horizons Electronics Corp. Executive Retirement Plan (the “Retirement Plan”), and shall be entitled to receive Benefits (as defined in the Retirement Plan) in accordance with the terms thereof. In this regard, Executive shall be considered to have experienced a “separation from service” at the end of the Fourth Transition Period for purposes of Section 409A of the Internal Revenue Code.

(d)         Expense Reimbursement. During the Transition Periods, the Company agrees to pay, or reimburse Executive for the out-of-pocket travel expenses and other business expenses reasonably incurred by Executive in the performance of his duties hereunder in accordance with the usual procedures of the Company.

5.           Subsequent Discoveries. Executive represents and warrants that he has not knowingly participated in any violation of law or regulation in the course of performing services for the Group. In the event that the Group discovers that, in the course of Executive’s performance of services for the Group, he committed or participated in any violation of law or regulation, Executive agrees that the Company may, at its sole discretion, rescind any payments or benefits made under this Agreement. Executive further waives and forfeits any claim for any compensation or benefits still due and payable under this Agreement. In the event that the U.S. Securities and Exchange Commission (the “SEC”), the U.S. Department of Justice or any other United States or foreign criminal or regulatory authority files criminal, civil, administrative or other regulatory proceedings against Executive for any reason related to Executive’s performance of services for the Group, Executive acknowledges and agrees that such action will suspend and toll any further obligations that the Company may have under this Agreement. Such suspension or tolling shall remain in effect pending final resolution, including final exhaustion of any appellate remedies in such proceedings. In the event that Executive is convicted of or pleads nolo contendere to a crime or subject to a finding by a regulatory authority or a court that he violated U.S. laws or regulations or the laws or regulations of a foreign country in the course of Executive’s performance of services for the Group, then: (1) the Company shall be relieved of all of its obligations under Section 3 of this Agreement; (2) Executive agrees and undertakes to forfeit any grant of equity awards made by the Company under this Agreement; and (3) Executive further waives and forfeits any claim for any compensation or benefits still due and payable and any benefits to be provided under this Agreement. This Section 5 shall survive termination of this Agreement.

6.           Cooperation. During the Transition Periods and thereafter, Executive agrees to make himself reasonably available and cooperate with reasonable requests from the Company for information concerning any legal or regulatory matters involving facts or events relating to the Group that may be within his knowledge and he agrees to cooperate with reasonable requests by the Company in connection with any litigation, regulatory proceeding or investigation that may be brought by or against any member of the Group, including, but not limited to, the SEC’s investigation entitled “In the Matter of Vitesse Semiconductor Corp.” and the Company’s related internal investigation. The Company will pay or reimburse any reasonable incidental expenses Executive incurs as a result of complying with this Section 6.

7.           Termination of this Agreement. This Agreement will terminate on the earliest to occur of (i) February 28, 2011, (ii) Executive’s death, (iii) Executive’s “disability” (as defined in the Consulting Agreement), (iv) the date as of which Executive is terminated for Cause (as defined in the Employment Agreement), or (v) the date as of which Executive terminates his services under this Agreement. Upon termination, the Company shall only be liable for payment to Executive (or his estate) of amounts that are earned but unpaid as of the date of termination. Sections 1(d), 3(e), 4(b), 4(c), 8, 9, 10 and 11 shall survive any termination of this Agreement.

8.           Continuing Obligations to the Company. Executive acknowledges and affirms his continuing obligations under Section 8 (Confidential Information) and Section 9 (Non-Competition) of the Employment Agreement and hereby agrees that, notwithstanding anything to contrary, those obligations shall continue in full force and effect during the Transition Periods and, thereafter, for as long as Executive remains a member of the Board.

9.           Effect on Other Agreements; Entire Agreement. This Agreement is the entire agreement between the Company and Executive with respect to the subject matter hereunder and supersedes any earlier agreement, written or oral, with respect to the subject matter of this Agreement, but this Agreement shall not supersede the Company’s obligations to Executive under the Executive Retirement Plan, which shall survive and remain in full force and effect. Executive and the Company agree that as of the last day of the First Transition Period, all of the provisions of the Change of Control Agreement and the Employment Agreement are terminated other than as specifically contemplated by this Agreement, and other than the provisions of Paragraph 10(e), subsection (iii) thereof, of the Employment Agreement. In entering into this Agreement, no party has relied on or made any representation, warranty, inducement, promise or understanding that is not in this Agreement.

10.         General Release of All Claims. In exchange for the payments and benefits set forth herein, Executive RELEASES the Company, its affiliates, officers, directors, board members, employees or agents from ANY AND ALL CLAIMS he may have, known or unknown, RELATED TO HIS EMPLOYMENT WITH THE COMPANY OR OTHERWISE, from the beginning of time through the date that this general release of claims becomes effective (the “Effective Date”), but excluding claims arising out of the enforcement of this Agreement.

Executive understands and agrees that he is RELEASING the Company, its affiliates, officers, directors, board members, employees and agents from any and all claims for breach of contract, personal injury, wages, benefits, defamation, slander and wrongful discharge, and any and all claims based on any oral or written agreements or promises, including, but not limited to, claims arising under the Family and Medical Leave Act, the Fair Labor Standards Act, the Worker Adjustment Retraining and Notification Act, the Employee Retirement Income Security Act of 1974, the New York State Labor Law and the New York Whistleblower statute from the beginning of time through the Effective Date.

Executive understands and agrees that he is also RELEASING the Company, its affiliates, officers, directors, board members, employees or agents from any and all claims for discrimination or harassment in employment on the basis of race, color, creed, religion, age, national origin, alienage or citizenship, gender, sexual orientation, disability, marital status, veteran’s status and any other protected grounds, including, but not limited to, any and all rights and claims he may have arising under Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Age Discrimination in Employment Act of 1967, the New York State Human Rights Law, and any other federal, state or local laws or regulations, from the beginning of time through the Effective Date.

Executive affirms that, prior to the execution of the foregoing RELEASE, he consulted with an attorney of his choice concerning the terms and conditions of the Release and that he has been given up to 21 days to consider signing this Release. Executive understands that he has seven days following his signing to revoke and cancel this Release, and the terms and conditions of this Release will not become effective or enforceable until the revocation period has expired. If Executive revokes this Release on or prior to the expiration of the revocation period, this Agreement will automatically terminate.

11.         General Provisions.

(a)         Applicable Law. The provisions of this Agreement are to be construed, administered and enforced in accordance with the laws of New York without regard to principles of conflict of laws.

(b)         Severability. The invalidity or unenforceability of any provision of this Agreement shall in no event affect the validity or enforceability of any other provision. It is the parties’ intention that this Agreement not be construed more strictly with regard to Executive or the Company.

(c)         Amendments. Any modifications altering the terms and conditions of this Agreement must be in writing and signed by all parties hereto.

(d)         Successors & Assigns. This Agreement and any rights herein granted are personal to the parties hereto and will not be assigned, sublicensed, encumbered, pledge or otherwise transferred by either party without the prior written consent of the other party, and any attempt at violative assignment, sublicense, encumbrance or any other transfer, whether voluntary or by operation of law, will be void and of no force and effect, except that this Agreement will be binding upon any successor or assignee of the Company, and any reference herein to the Company shall be deemed to include any such successor.

(e)         Consolidation, Merger, or Sale. In the event of any consolidation or merger of the Company into or with any other corporation during the term of this Agreement, or the sale of all or substantially all of the assets of the Company to another corporation, person or entity during the term of this Agreement, such successor corporation shall assume this Agreement and become obligated to perform all of the terms and provisions hereof applicable to the Company, and Executive’s obligations hereunder shall continue in favor of such successor corporation.

(f)         Captions and Headings. The captions and headings are for convenience of reference only and shall not be used to construe the terms or meaning of any provisions of this Agreement.

(g)         Taxes. The Company may withhold from any amounts payable under this Agreement such Federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

(h)         Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

NU HORIZONS ELECTRONICS CORP.

By:		/s/ Kurt Freudenberg
	Name:	Kurt Freudenberg
	Title:	Executive Vice President
and Chief Financial Officer

/s/ Arthur Nadata
Arthur Nadata